Exhibit 6.2

                     LEGG MASON CORPORATE FINANCE LETTERHEAD

                                                                  April 27, 1995

EXTREMELY CONFIDENTIAL
Board of Directors
NuVision, Inc.
2284 So. Ballenger Highway
P.O. Box 2600
Flint, Michigan 48501

Gentlemen:

    We understand that NuVision, Inc. ("NuVision") has received an offer from American Vision Centers, Inc., or its affiliates (collectively, "AVC"), pursuant to which the stockholders of NuVision would receive $7.60 per share in cash (the "Transaction"). The April 26, 1995 draft Agreement and Plan of Merger, dated as of April 27, 1995 between NuVision, AVC and AVC's affiliate, NI Acquiring Corp. (the "Merger Agreement") provides, among other things, that AVC will promptly commence a cash tender offer for all the outstanding shares of NuVision at $7.60 per share, in cash, to be followed as soon as practicable by the merger of NuVision in which each Nuvision common share not purchased in the Tender Offer will be converted into the right to receive $7.60 in cash.

    You have asked us to render our opinion as investment bankers as to whether the consideration to be received by the public stockholders of NuVision is fair, from a financial point of view, to such stockholders.

    For purposes of rendering this opinion, we have:

        1. reviewed the Merger Agreement;

        2. reviewed NuVision's Annual Report to Shareholders and annual reports on Form 10-K for the fiscal years ended December 31, 1990 through 1994;

        3. reviewed certain operating and financial information, including projections, provided to us by management relating to NuVision's business and prospects;

        4. met with certain members of NuVision's senior management to discuss its operations, historical financial statements and future prospects;

        5. visited NuVision's headquarters and one of its stores in Flint, Michigan;

        6. reviewed the historical stock prices and trading volume of the common shares of NuVision;

        7. reviewed publicly available financial data and stock market performance data of public companies which we deemed generally comparable to NuVision;

        8. reviewed publicly available financial data relating to merger and acquisition transactions we deemed generally comparable to the Transaction; and

        9. conducted such other studies, analyses, inquiries and investigations and considered such other financial, economic and market criteria as we deemed appropriate.

    In the course of our review, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by management, and we have further relied upon the assurances of management that they are unaware of any facts that would make the information provided to us incomplete or misleading. With respect to financial forecasts and other information provided to or otherwise discussed with us, we assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of NuVision as to the expected
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future financial performance of Nuvision. In arriving at our opinion we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of NuVision. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of NuVision. Our opinion is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

    The opinion expressed herein is provided solely for the use of the Board of Directors in its evaluation of the proposed Transaction and is not intended to confer rights or remedies upon any stockholder of NuVision or any person other than the Board of Directors. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Legg Mason be made, without our prior written consent.

    Based on and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, it is our opinion as investment bankers that, as of the date hereof, the consideration to be received by the public stockholders of NuVision is fair, from a financial point of view, to such stockholders.

                                    /S/ LEGG MASON WOOD WALKER, INCORPORATED

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